SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            FBL FINANCIAL GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            FBL FINANCIAL GROUP, INC.
                                 PROXY STATEMENT

FBL FINANCIAL GROUP, INC.
5400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266



NOTICE OF ANNUAL MEETING

Dear Shareholder:

On Tuesday, May 16, 2000, FBL Financial Group, Inc. will hold its 2000 Annual Meeting of Shareholders at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa. The meeting will begin at 9:00 a.m. Central Daylight Time

Only shareholders who owned stock at the close of business on March 17, 2000 can vote at this meeting or any adjournments that may take place. At the meeting we will:

1.  Elect a Board of Directors;
2.  Consider approving an amendment to the 1996 Stock Option Plan;
3.  Approve the appointment of our independent auditors for 2000; and
4.  Attend to other business properly before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

At the meeting we will also report on FBL's 1999 business results and other matters of interest to shareholders.

Enclosed with the mailing of this Proxy Statement is the 1999 Annual Report to Shareholders. The approximate date of mailing for this proxy statement, plus the proxy cards and Annual Report, is March 24, 2000.

BY ORDER OF THE BOARD OF DIRECTORS


Jerry C. Downin
Senior Vice President, Secretary and Treasurer
March 24, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
QUESTIONS AND ANSWERS                                                        2
PROPOSALS YOU MAY VOTE ON                                                    5
  1. ELECTION OF CLASS A DIRECTORS                                           5
  2. APPROVAL OF AMENDMENT OF 1996 STOCK OPTION PLAN                         6
  3. APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS                         6
NOMINEES FOR THE BOARD OF DIRECTORS                                          7
FURTHER INFORMATION CONCERNING THE BOARD                                     11
DIRECTORS' COMPENSATION AND BENEFITS                                         12
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS                          13
EXECUTIVE OFFICERS                                                           14
EXECUTIVE COMPENSATION                                                       16
BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION                             21
PERFORMANCE GRAPH                                                            24
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                         25
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                      29
APPENDIX A--RESTATED SECTION 11 OF 1996 STOCK OPTION PLAN                    30


                              QUESTIONS AND ANSWERS


1.   Q:   WHAT MAY I VOTE ON?
     A: 1) the election of three nominees to serve as Class A directors on our Board of Directors;
          2) the approval of an amendment to the 1996 Stock Option Plan that will allow annual grants of options covering 1,000 shares to each non-employee director; and
          3) the approval of the appointment of our independent auditors for 2000.

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2.   Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
     A: The board recommends a vote FOR each of the nominees for Class A directors, FOR the stock option plan amendment, and FOR the appointment of Ernst & Young LLP as independent auditors for 2000.

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3.   Q:   WHO IS ENTITLED TO VOTE?
     A: Shareholders as of the close of business on March 17, 2000 (the record date) are entitled to vote at the annual meeting.

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4.   Q:   HOW DO I VOTE?

     A: Sign and date each proxy card you receive and return it in the pre-paid envelope. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. You have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

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5.   Q:   WHO WILL COUNT THE VOTE?
     A: ChaseMellon Shareholder Services, L.L.C. (ChaseMellon), our transfer agent, will receive the proxy cards and tabulate the results. This report will be verified by an employee of our legal department who will act as the inspector of election.

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6.   Q:   IS MY VOTE CONFIDENTIAL?
     A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to ChaseMellon.
          They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

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7.   Q:   WHAT SHARES ARE INCLUDED IN THE PROXY CARDS?
     A: The shares on your proxy card represent ALL of your shares, including those in FBL's Dividend Reinvestment Plan and shares held in custody by Wells Fargo for the 401(k) plan for employees. If you do not return your proxy card, your shares will not be voted.

--------------------------------------------------------------------------------

8.   Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
     A: If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, ChaseMellon, at (888) 213-0965. Employees will receive a separate proxy card for shares in the Company's 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

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9.   Q:   HOW MANY SHARES CAN VOTE?
     A: As of the record date, March 17, 2000, ____ shares of Class A common stock, 1,192,990 shares of Class B common stock, and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of ____ eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common elect the Class B directors, and all shareholders vote on other proposals.

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10.  Q:   WHAT IS A "QUORUM"?
     A: A "quorum" is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

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11.  Q:   WHO CAN ATTEND THE ANNUAL MEETING?
     A: Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 17, 2000 can vote.

--------------------------------------------------------------------------------

12.  Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
     A: Although we do not know of any business to be conducted at the 2000 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Ed Wiederstein, FBL's Chairman, and Bill Oddy, FBL's Chief Executive Officer, to vote on such matters at their discretion.

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13.  Q:   WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?
     A: Iowa Farm Bureau Federation is the principal shareholder as of December 31, 1999. It owned 17,115,586 shares of Class A common stock (56.5% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). The only other owner of more than 5% of any class of the Company's stock is Farm Bureau Mutual Insurance Company, which held 186,866 shares of Class B common, being 15.7% of that class. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266.

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14.  Q:   HOW ARE THE CLASS B DIRECTORS ELECTED?
     A. Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 Midwestern and Western states own Class B shares. All of the Class B owners have agreed they will vote to elect the president of each of the 15 state Farm Bureau federations as Class B directors. The agreement also requires the CEO and two other officers designated by the Chairman to be elected as

          Class B director, and provides, in essence, that the president of the Iowa Farm Bureau Federation will be the Chairman as long as that organization retains more than 50% of the Class B shares.

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15.  Q:   WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING DUE?
     A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 24, 2000. Additionally, FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2001 annual meeting must be submitted to the corporate Secretary at the above address by a date that is not less than 45 days before the first anniversary of mailing of this year's proxy statement. That notice needs to be accompanied by the name, residence and business address of the nominating shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2001 annual meeting to present the proposal.

--------------------------------------------------------------------------------

16.  Q:   CAN A SHAREHOLDER NOMINATE SOMEONE AS A DIRECTOR OF THE COMPANY?
     A: As a shareholder, you may recommend any person as a nominee for Class A director. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock. Directors, officers and employees of any Farm Bureau organization are not eligible to be Class A directors. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year's proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if nominated.

--------------------------------------------------------------------------------

                            PROPOSALS YOU MAY VOTE ON


1.      Election of Class A directors.

        There are three nominees for election as Class A directors, to be elected by the vote of the Class A shareholders and holders of the Series B preferred stock, voting together as a single class. There are 18 nominees for election as Class B directors. They are elected by a vote of the Class B shareholders. Detailed information on each nominee is in the following pages. All directors are directed annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the board will designate a substitute. In that case, proxies voting on the original director candidate will be cast for the substituted candidate.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

2.      Approval of amendment to the 1996 Stock Option Plan.

        Item 2 would result in annual grants of nonqualified options for 1,000 shares of Class A common stock to each non-employee director of the Company and of its first tier subsidiaries. Section 11 of the 1996 Stock Option Plan currently provides for the issuance of a one time option covering 4,000 shares to each non-employee director at the time they join these boards. To provide further and continuing incentives for the non-employee directors to serve, the amendment would remove that provision and replace it with a formula to grant each non-employee director, annually, options to purchase 1,000 shares. The options would be immediately exercisable, have an exercise price equal to the closing market price of the stock on the date of grant, and expire the earlier of ten years from the date of grant or three years from completion of the person's service as a non-employee director. Options in year 2000 would be issued on the date of shareholder approval. In future years, the options would be issued January 15, which is the date the Company generally issues options to employees. The Board has concluded that an ongoing program of option grants would assist in continuing to align the interests of directors with shareholders.

        The annual grants apply to a group of approximately 28 persons who are non-employee directors of the Company, or of its two first tier subsidiaries, Farm Bureau Life Insurance Company (Farm Bureau Life) or FBL Financial Services, Inc. Persons serving on more than one of these boards will only receive one annual grant. We expect that options will be granted covering approximately 28,000 shares per year under this authority, including 14,000 to persons who are non-employee directors of the Company. The non-employee directors of the Company and its first tier subsidiaries as a group have received options covering a total of 216,000 shares since the initial public offering in 1996.

        The new language of Section 11 of the Stock Option Plan is reprinted as Appendix A to this proxy statement.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN.

3. Approval of the appointment of Ernst & Young LLP as independent auditors.

        The audit committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent auditors for 2000 subject to your approval. Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2000.

        Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

                       NOMINEES FOR THE BOARD OF DIRECTORS

NOMINEES FOR CLASS A DIRECTOR

        JERRY L. CHICOINE became President and Chief Executive Officer of Pioneer Hi-Bred International, Inc. (seed corn business) in 1999, after serving as its Executive Vice President and Chief Operating Officer since 1997. He was named a director of Pioneer Hi-Bred in March 1998 and has served as a senior executive of the company since 1986. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of Des Moines Export Council, Edge Technologies, Inc. and Iowa Health Systems.
MEMBER: Audit, Budget, and Compensation Committees
CLASS A DIRECTOR SINCE 1996 AGE: 57

        JOHN W. CREER has been President and Chief Executive Officer of the Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon), since 1980. As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.
MEMBER: Audit, Budget, and Class A Directors Nominating Committees
CLASS A DIRECTOR SINCE 1996 AGE: 60

            JOHN E. WALKER retired January 1, 1996 from Business Men's Assurance
(BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the Audit Committee of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.
MEMBER: Audit, Compensation, and Class A Nominating Committees
CLASS A DIRECTOR SINCE 1996 AGE: 61

NOMINEES FOR CLASS B DIRECTOR

        EDWARD M. WIEDERSTEIN is the Chairman of the Board. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation. He is also a director and president of Farm Bureau Mutual Insurance Company (Farm Bureau Mutual), Farm Bureau Life and EquiTrust Life Insurance Company (EquiTrust Life), and a director of Western Agricultural Insurance Company (Western Ag). Mr.

Wiederstein owns and operates a 900 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973. He is also a director of American Farm Bureau Federation, American Farm Bureau Insurance Services, Inc. and Wellmark, Inc.
MEMBER: Executive and Compensation Committees
CLASS B DIRECTOR SINCE 1995 AGE: 51

        WILLIAM J. ODDY, FSA, was elected the Chief Executive Officer of the Company, its major operating subsidiaries and Farm Bureau Mutual, and a Class B Director of the Company, effective March 1, 2000. Mr. Oddy is also a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Insurance Company. Mr. Oddy has been employed by the Company and its affiliates since 1968, and served as Chief Operating Officer of the Company, and Executive Vice President and General Manager of the Company's life insurance subsidiaries, since 1997.
MEMBER: Executive and Investment Committees
CLASS B DIRECTOR SINCE 2000 AGE: 55

        JERRY C. DOWNIN is Senior Vice President, Secretary and Treasurer of the Company, its major operating subsidiaries and Farm Bureau Mutual. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Farm Bureau Management Corporation (Management Corp.), a subsidiary of the Iowa Farm Bureau Federation. He was elected to all of those positions in March 2000 after his predecessor, Richard
D. Harris, accepted a position as Chief Administrator of the American Farm Bureau Federation. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Children and Families Services of Iowa and the Iowa Taxpayers Association.
MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2000 AGE: 58

        STEPHEN M. MORAIN is Senior Vice President and General Counsel. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of the Company's major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also a director of Iowa Business Development Finance Corporation, chairman and a director of Edge Technologies, Inc., and a director and Secretary of the Iowa Agricultural Finance Corporation. Mr. Morain has been employed by the Company and its affiliates since 1977.
MEMBER: Executive and Investment Committees
CLASS B DIRECTOR SINCE 1996 AGE: 54

        ROGER BILL MITCHELL is the First Vice Chair of the Company. He has been President of the Colorado Farm Bureau since 1991. Mr. Mitchell is also President and director of Colorado Farm Bureau Mutual Insurance Company, a director of Western Ag and a member of the Colorado Water Quality Control Commission. Mr. Mitchell is managing general partner of Mitchell Ag Production, a family limited partnership with his two sons, which is a ten quarter potato and barley farming operation in the San Luis Valley of south central Colorado.
MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994 AGE: 55

        KAREN J. HENRY is the Second Vice Chair of the Company. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992, and is also a director of American Farm Bureau Insurance Services, Inc. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Ag. She is involved in a family ranch and cattle operation.
CLASS B DIRECTOR SINCE 1995 AGE: 53

        ERIC K. AASMUNDSTAD became a Class B Director of the Company in February 2000 after being elected President of the North Dakota Farm Bureau Federation in late 1999. He joined its board of directors, and the board of NODAK Mutual Insurance Company, in 1997. He is also a director of FB Bancorp. Mr. Aasmundstad farms 4,000 acres near Devils Lake, North Dakota, raising wheat, durum barley, flax, pinto and navy beans, and confectionery sunflowers. He also owns a custom harvest business operating in six states.
CLASS B DIRECTOR SINCE 2000 AGE: 41

        STANLEY R. AHLERICH became a Class B Director of the Company in February 2000 after being elected President of the Kansas Farm Bureau Federation in late 1999. His farm in Cowley County, Kansas, consists of dryland crops with some limited sprinkler irrigation. He has been active in all facets of his county and state Farm Bureau organizations, and previously served one year on the board of directors of American Farm Bureau Federation. He is a member of the board of directors of Commerce Bank of Wichita.
CLASS B DIRECTOR SINCE 2000 AGE: 48

        KENNETH R. ASHBY has been the President of the Utah Farm Bureau Federation since November 1986. He is a director and Vice President of Utah Farm Bureau Insurance Company and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.
MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1994 AGE: 59

        O. AL CHRISTOPHERSON has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Ag. Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat.
MEMBER: Compensation Committee
CLASS B DIRECTOR SINCE 1994 AGE: 59

        KENNY J. EVANS is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director and President of Western Ag.
MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994 AGE: 54

        RICHARD G. KJERSTAD and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also a director of Farm Bureau Life. In 1998 Mr. Kjerstad pleaded guilty to a single misdemeanor count under the Lacey Act, which is a federal statute designed to enforce state hunting laws. Mr. Kjerstad was placed on probation for a period of two years (ending December 2000). The conditions of Mr. Kjerstad's probation included three months of home detention (ending April 1999), 240 hours of community service, and a $5,000 fine. Mr. Kjerstad was accused of transferring a resident deer hunting license to a nonresident hunter, in violation of South Dakota law. CLASS B DIRECTOR SINCE 1995 AGE: 57

        G. STEVEN KOUPLEN became a Class B Director in February 2000, following his late 1999 election as President of the Oklahoma Farm Bureau Federation. Mr. Kouplen has a commercial Hereford cow-calf operation on 2,000 acres near Beggs, Oklahoma, which also includes a small grain operation consisting of wheat, milo and alfalfa. He was recently elected to the board of directors of American Farm Bureau Federation.
CLASS B DIRECTOR SINCE 2000 AGE: 49

        DAVID L. McCLURE is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, and a director of Western Ag and of Mountain States Legal Foundation.
MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994 AGE: 60

        BRYCE P. NEIDIG has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.
CLASS B DIRECTOR SINCE 1994 AGE: 68

        HOWARD D. (DAN) POULSON has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969, and is also a director of the American Farm Bureau Federation. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He operates a 250 acre grain farm near Palmyra in Jefferson County, Wisconsin.
MEMBER: Compensation Committee
CLASS B DIRECTOR SINCE 1994 AGE: 63

        FRANK S. PRIESTLEY was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho). Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.
CLASS B DIRECTOR SINCE 1998 AGE: 51

        JOHN J. VAN SWEDEN is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual Insurance Company, and a director of Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, in the area of Raton, New Mexico.
MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1994 AGE: 52

              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

        The Board of Directors met five times during 1999. Each director attended at least 75% of the Board meetings and committee meetings of which they were members. The committees of the Board of Directors and the number of meetings held by each committee in 1999 were:

Committee Name                               Number of Meetings
                                             Held During 1999

Executive Committee .............................. 12
Audit Committee .................................. 4
Budget Committee ................................. 1
Compensation Committee ........................... 2
Class A Directors Nominating Committee ........... 1
Class B Directors Nominating Committee............ 1

        The Executive Committee is composed of Messrs. Wiederstein (Chairman), Downin, Morain and Oddy. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

        The Audit Committee consists of Class A directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of the auditors from management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent auditors, the annual and quarterly financial statements of the Company, the Company's system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which the Company was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between the Company and Farm Bureau Mutual is unfair to the Company, the Company is required to submit the matter to a coordinating committee for resolution.

        The Class A Directors Nominating Committee nominates candidates for election to the Board as Class A directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Ashby, Creer, Van Sweden and Walker, with Mr. Ashby serving as Chairman. The committee must include at least two-thirds of the Class A directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A directors who are members of the committee.

        The Compensation Committee has oversight responsibility with respect to compensation matters involving executive officers of the Company. The Compensation Committee is composed of Messrs. Wiederstein, Chicoine, Christopherson, Poulson and Walker, with Mr. Wiederstein serving as the Chairman of the committee.

        The Budget Committee is designated by the Chairman of the Board and composed of Messrs. Mitchell, Chicoine, Creer, Evans and McClure, with Mr. Mitchell as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations regarding them to the Board of Directors.

        The Company has also established an Investment Committee which includes Messrs. Morain and Oddy and four additional executive officers, and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of certain executives of Farm Bureau affiliated insurance companies in the Company's market territory.

                      DIRECTORS' COMPENSATION AND BENEFITS

        All non-employee directors receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A directors receive an annual retainer of $13,333. Directors may elect to receive their fees in cash, in shares of Class A common stock, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending board or committee meetings. In the past, each non-employee director received an option to purchase 4,000 shares of Class A Common Stock when initially elected to the Board. Under the proposed amendment to the Stock Option Plan, each non-employee director would receive options to purchase 1,000 shares each year. See "ITEM 2: APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN".

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows how much Class A common stock was owned by each director nominee, and each executive officer named in the Summary Compensation Table, as of February 29, 2000. The percentage of Company shares beneficially owned by any Company director nominee or by all directors and officers of the Company as a group, does not exceed 1%.

             Name                                  Shares Beneficially Owned
             ----                                  -------------------------
             Eric K. Aasmundstad                           4,000(a)
             Stanley R. Ahlerich                           4,300(a)
             Kenneth R. Ashby                              4,000(a)
             Jerry L. Chicoine                             7,107(a)
             O. Al Christopherson                          4,568(a)
             John W. Creer                                 5,537(a)
             Jerry C. Downin                               0
             Kenny J. Evans                                4,000(a)
             Thomas R. Gibson                             97,450(c)(d)
             Karen J. Henry                                4,593(a)
             Timothy J. Hoffman                           49,294(c)(d)
             Richard G. Kjerstad                          11,000(a)
             G. Steven Kouplen                             0
             David L. McClure                              2,000(b)
             Roger Bill Mitchell                           3,500(b)
             Stephen M. Morain                            64,330(c)(d)(e)
             Bryce P. Neidig                               4,799(a)
             James W. Noyce                               44,401(c)(d)
             William J. Oddy                              81,064(c)(d)
             Howard D. Poulson                             4,000(a)
             Frank S. Priestley                            4,000(a)
             John J. Van Sweden                            4,000(b)
             John E. Walker                                7,467(a)
             Edward M. Wiederstein                        32,384(c)(d)
             All directors and executive officers
                  as a group (32 persons)                612,846(a)(b)(c)(d)

---------------
(a) Includes 4,000 shares subject to options exercisable within 60 days.
(b) Includes shares subject to options exercisable within 60 days for the following directors: McClure, 2,000; Mitchell, 3,500; Van Sweden, 331.
(c) Includes shares held in Company 401(k) Savings Plan by the following executive officers: Gibson, 4,871; Hoffman, 2,078; Morain, 5,945; Noyce, 4,212; Oddy, 10,882, and Wiederstein, 234.
(d) Includes shares subject to options exercisable within 60 days held by the following executive officers: Gibson, 87,579; Hoffman, 47,016; Morain, 54,525;

Noyce, 39,369; Oddy, 69,382, and Wiederstein, 31,150.
(e) Mr. Morain disclaims beneficial ownership of 1,860 shares owned by his children.


                               EXECUTIVE OFFICERS

        Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements," we receive management fees for managing our affiliates. Three officers, Mr. Wiederstein, Mr. Downin and Mr. Morain, are also employed by Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and they are compensated by the Company for their services to the Company and by Management Corp. for their services to it based on the portion of their time expected to be expended on behalf of each entity.

        The current executive officers of the Company are as follows:

        NAME              AGE                     POSITION

Edward M. Wiederstein     51      Chairman of the Board and Director
William J. Oddy           55      Chief Executive Officer and Director
Jerry C. Downin           58      Senior Vice President, Secretary and Treasurer
                                  and Director
Stephen M. Morain         54      Senior Vice President and General Counsel and
                                  Director
Timothy J. Hoffman        49      Chief Administrative Officer
James W. Noyce            44      Chief Financial Officer
John M. Paule             43      Chief Marketing Officer
JoAnn W. Rumelhart        46      Executive Vice President
James P. Brannen          37      Vice President, Controller
Thomas E. Burlingame      55      Vice President, Associate General Counsel
Barbara J. Moore          48      Vice President, Property-Casualty Operations
Lou Ann Sandburg          51      Vice President, Investments
Lynn E. Wilson            50      Vice President, Life Sales

        The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

        Biographical information for Messrs. Wiederstein, Downin, Morain and Oddy is found above under "Election of Directors."

        Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Administrative Officer in January 2000 after serving as Chief Property-Casualty Officer of the Company and Executive Vice President and General Manager of the Company's property-casualty affiliates since March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr.

Hoffman has been employed by the Company and its affiliates since 1971.

        James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, was appointed Chief Financial Officer of the Company and its major operating subsidiaries in January 1996. Additionally, in January 2000 he was named Executive Vice President and General Manager of the four property-casualty companies managed by the Company. He is a member of the Investment Committee, and Chairman of the Asset - Liability Committee of the life insurance companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel, Fisher & Company, Berthel, Fisher & Company Financial Services, Inc. and Berthel, Fisher & Company Leasing Services, Inc.

        John M. Paule was appointed Chief Marketing Officer in January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. He joined the Company in 1997. Mr. Paule had been employed by IBM Corporation since 1978, including during his last five years of employment being its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a member of the Board of Directors of the West Des Moines Community School District.

        JoAnn W. Rumelhart, FSA, MAAA, was named Executive Vice President and General Manager of the Company's three life insurance subsidiaries in January 2000. She was Vice President - Life Operations of the Company and its major operating subsidiaries from July 1994. She began working for the Company in 1978, and served as Vice President - Client Services from January 1991.

        James P. Brannen, CPA, was appointed Vice President, Controller of the Company and of its major operating subsidiaries in January 2000. He is the Chairman of the Benefits Administration Committee for each of the companies. Mr. Brannen has been employed by the Company and its affiliates since 1992. He is also on the Board of Directors of Junior Achievement of Central Iowa.

        Thomas E. Burlingame is Vice President, Associate General Counsel of the Company and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

        Barbara J. Moore, CPCU, AIM, Are, AAM, was named Vice President, Property-Casualty Operations of the Company and its major operating subsidiaries in January 2000. She had served as Vice President, Market Development for the prior year. Earlier, Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Mutual from 1991 to 1996. Ms. Moore has been employed by the Company and its affiliates since 1978.

        Lou Ann Sandburg, CFA, FLMI, was named Vice President, Investments in January 1998. She joined the Company in 1980 as the portfolio manager of the money market fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was Securities Vice

President in 1993 and Investment Vice President, Securities, from 1994 through 1997. She serves on the Asset-Liability Committee, the Investment Committee and the Credit Committee. She is past president and board member of the Iowa Society of Financial Analysts.

        Lynn E. Wilson, CLU, CHFC, MSFS, was named Vice President, Life Sales in March 1997, after serving as Vice President, Multi-State Sales since July 1994. From 1989 to July 1994 he was Senior Vice President of Marketing for Western Farm Bureau Life Insurance Company. He was an agent, and an agency manager, from 1973 to 1985.

                             EXECUTIVE COMPENSATION

        The following table summarizes the compensation expense paid by the Company and certain affiliates to the Chief Executive Officer and to the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 1999, for services rendered to the Company and its affiliates in all capacities during the fiscal years ended December 31, 1997 and 1998 and 1999.

SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                        Compensation
                                         Annual Compensation               Awards
                                         -------------------            ------------
                                                                                         All Other(c)
Name and Principal Position(a)      Year       Salary        Bonus      Options(#)(b)    Compensation
------------------------------      ----       ------        -----      -------------    ------------
Thomas R. Gibson (d)                1997      $322,000      $106,630         7,000         $30,025
   Chief Executive Officer          1998       375,000       130,948         5,808          35,595
                                    1999       423,000       134,913         2,087          43,076

Stephen M. Morain                   1997       266,215        66,118         2,812          20,440
   Senior Vice President and        1998       296,600        77,678         2,498          22,984
   General Counsel                  1999       321,600        76,929           815          24,107

William J. Oddy (d)                 1997       262,000        86,761         6,470          27,194
   Chief Executive Officer          1998       291,500       101,790         1,808          31,622
                                    1999       320,000       102,062         1,239          35,166

Timothy J. Hoffman                  1997       200,000        62,256        16,018          19,881
   Chief Administrative Officer     1998       231,000        80,664         1,644          22,525
                                    1999       256,000        81,650         1,087          29,097

James W. Noyce                      1997       183,000        45,450         2,250          11,193
   Chief Financial Officer          1998       220,000        76,823         9,068          24,414
                                    1999       245,000        78,141         1,087          26,482

(a) These executives receive all their compensation from the Company (except for Mr. Morain who receives approximately 15% of his compensation from Management Corp.). The Company charges a management fee for services provided by these executives to the Company's affiliates. See "Certain Relationships and Related Party Transactions - Management and Marketing Agreements."

(b) Awards include qualified and nonqualified stock options. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation includes such items as the cost of life insurance coverage, the value of personal use of a company fleet automobile or cash fleet allowance, a company flex cash (cafeteria) account and educational bonus.

(d) Mr. Gibson retired as Chief Executive Officer February 29, 2000, at which time Mr. Oddy became Chief Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table relates to stock options granted during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

                                        Percent of
                                          Total
                        Number of        Options
                        Securities      Granted to                                  Grant
                        Underlying      Employees     Exercise or                    Date
                         Options        in Fiscal     Base Price     Expiration    Present
                       Granted(a)(c)       Year         ($/sh)         Date        Value (b)
                       -------------    ----------    -----------    ----------    ---------
Thomas R. Gibson           2,087           8.5%         $23.00         1/15/09      $ 8,819
Stephen M. Morain            815           3.3           23.00         1/15/09        3,444
William J. Oddy            1,239           5.1           23.00         1/15/09        5,236
Timothy J. Hoffman         1,087           4.4           23.00         1/15/09        4,593
James W. Noyce             1,087           4.4           23.00         1/15/09        4,593

------------------------------
(a) The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment with the Company. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.
(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.82%; dividend yield of 2.1%; volatility factor of the expected market price of the Company's Class A Common Stock of .13, and a weighted average life expectancy of the options of 6.25 years. The weighted average grant date fair value of the options granted during 1999 was $4.23 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.
(c) In 1997, 1998 and 1999, options for the purchase of 137,684, 105,143 and 24,333 shares, respectively, of Class A common stock were granted, leaving 1,634,330 shares of Class A common stock available for grant as additional Awards under the Plan, including 44,054 shares previously forfeited. To date, no grants of SARs or stock bonuses have been made under the Plan.

AGGREGATED OPTIONS/SAR EXERCISES IN
LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

        The following table describes the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year, by the named executive officers:

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised         in-the-Money
                                                        Options/SARs             Options/SARs at
                          Shares                         at FY-End(#)                FY-End($)
                         Acquired        Value           Exercisable/              Exercisable/
Name                    On Exercise     Realized        Unexercisable            Unexercisable(a)
----                    -----------     --------        --------------           ----------------
Thomas R. Gibson              0               0          84,601/64,694           931,632/646,532
Stephen M. Morain             0               0          53,301/38,954           591,243/404,587
William J. Oddy               0               0          68,049/50,640           749,173/522,560
Timothy J. Hoffman            0               0          43,968/36,839           462,491/346,148
James W. Noyce              500           6,000          36,889/33,144           394,853/287,331

------------------
(a) Value determined from market price at fiscal year end ($20.00) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.

PENSION BENEFITS

        Employees are generally covered under the Farm Bureau Retirement Plan and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $160,000 under Section 401(a)(1) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The pension plans are available to all employees and officers generally and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.

                          ANNUAL PENSION PLAN BENEFITS*

Assumed High
  36 Month                             Years of Service
  Average         -------------------------------------------------------------
Annual Salary       15           20           25           30             35
  --------        -------      -------      -------      --------      --------
  $150,000        $48,750      $67,500      $86,250      $105,000      $105,000
   200,000         65,000       90,000      115,000       140,000       140,000
   250,000         81,250      112,500      143,750       175,000       175,000
   300,000         97,500      135,000      172,500       210,000       210,000
   350,000        113,750      157,500      201,250       245,000       245,000
   400,000        130,000      180,000      230,000       280,000       280,000
   450,000        146,250      202,500      258,750       315,000       315,000
   500,000        162,500      225,000      287,500       350,000       350,000

        *The above table is a calculation of benefits according to the formula for services rendered prior to 1998.

        The credited years of service as of December 31, 1999 for Messrs. Gibson, Morain, Oddy, Hoffman and Noyce were 33, 22, 31, 28 and 14, respectively.

        The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: For service prior to 1998, 2% per year for the first 10 years of service, plus 2 1/2% for each year above 10 years of service up to 30 years of service. Unreduced early retirement benefits are provided upon attainment of 85 age plus service points. For service after 1997, 1.675% per year of service, plus, upon attainment of 85 age plus service points,
 .325% per year of service to age 65. After age 65, 1.675% per year of service, plus .325% per year of service times the average salary less social security covered compensation.

        Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service.

        The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

        The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year.

        The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit in the absence of Internal Revenue Code Section 401(a)(17) and Section 415 limitations and the benefits actually calculated under the Farm Bureau Retirement Plan, in compliance with federal limitations.

OTHER COMPENSATION PLANS

        The Company and Farm Bureau Mutual sponsor a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals for executives, division heads and managers. Goals generally relate to such matters as Farm Bureau membership levels, life insurance and property-casualty new business production, expense levels and earnings per share. Attainment of individual goals is targeted to result in payment of cash bonuses ranging up to 33 1/3% of base salary for Messrs. Gibson, Oddy, Hoffman and Noyce, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 50% of base salary for the executive group and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

        The Company also has a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 4% of compensation are matched by Company contributions on a 50% basis, subject to Employee Retirement Income Security Act (ERISA) limitations with the match paid in shares of the Company's Class A Common Stock.


                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries. The committee was established in July 1996 at the time of the Company's initial public offering. It has affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.

COMPENSATION CRITERIA

        In making compensation determinations, the committee considers and endeavors to attain the following goals:

        1) attract and retain highly qualified and motivated executive officers and employees,

        2) encourage and reward achievement of annual and long-term financial goals and operating plans of the Company, and

        3) encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

        The committee's policy with regard to the compensation of executive officers is to meet the foregoing goals thorough a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact overall Company performance.

COMPENSATION COMPONENTS

        The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

        BASE SALARY: The committee sets salary ranges annually which are intended to reflect the median level of base pay for comparable positions at companies of similar size and complexity. The committee reviews salary survey data provided by independent survey consultants. Based on the scope and responsibility of the position in the survey compared to the scope and responsibility of the position at the Company, the committee determines whether the officer's salary range should be set above or below the median level of the industry. To determine the level of a specific salary within its range, the committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

        ANNUAL BONUS: The committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. The Company annually establishes profit, growth, and other goals. Attainment of the goals is designed to produce bonuses to the executive officers of up to 33 1/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary.

        The committee may use its discretion to modify a portion of a participant's award, either upward or downward, based on management's recommendation of the participant's contribution to the achievement of goals.

        STOCK OWNERSHIP: The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The Committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary.

        The Employee Stock Option Plan provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of Company stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, the Company adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of position. The committee and the Board intend to make grants of options on an annual basis and establish a vesting schedule at each grant date. The options granted in 1996 in conjunction with the initial public offering were "front end loaded" to represent the bulk of grants to be made under the formula during the first four years of the Plan. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. In 1996, a total of 1,642,464 options were awarded to 111 participants. In 1997, 137,684 options were awarded to 74 participants. In 1998, 105,143 options were awarded to 75 participants. In 1999, 24,433 options were awarded to 72 participants.

        EMPLOYEE BENEFITS: The Company offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees.

        CEO COMPENSATION: The compensation of Mr. Gibson in 1999 included the above four factors. Mr. Gibson was Chief Executive Officer of the Company since its formation in 1993 to February 29, 2000, and chief executive officer of its major operating subsidiaries since 1991. His base salary was set based on market factors, his prior performance and in part in recognition of his additional responsibilities with formation of the Company and its growth. Under Mr. Gibson's leadership, the Company grew both internally and by combining other Farm Bureau insurance entities either under management agreements or as subsidiaries. The Company believes it is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. The Company's current strategy is to also expand through product alliances with other Farm Bureau companies, and through distribution of products outside the Farm Bureau network. Mr. Gibson's base salary was increased by 12.8% in 1999 to $423,000, and he earned a bonus equal to 31.9% of that base salary based on 1999 Company performance of established goals. Mr. Gibson was awarded options for 2,087 shares of Class A Common Stock in 1999, which is 8.5% of the awards granted to all employees in the year. The compensation of Mr. Oddy, CEO since March 1, 2000, has been established based on the same factors.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan satisfy the requirements for performance-based compensation. The committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

COMPENSATION COMMITTEE

        Edward Wiederstein, Chairman
        Jerry Chicoine
        O. Al Christopherson
        Howard D. Poulson
        John E. Walker


                                PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's Class A common stock since its initial public offering on July 19, 1996 with the performance of the S & P 500 Index and with the performance of the Value Line Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

FBL Financial Group, Inc., Standard & Poors 500 Index and Value Line Insurance
                                   Life Index
                     (Performance Results Through 12/31/99)

[PLOT POINTS CHART]

                           July 19, 1996    December 31, 1996   December 31, 1997   December 31, 1998    December 31, 1999
                           -------------    -----------------   -----------------   -----------------    -----------------
FBL Financial Group, Inc.      100.00             138.59              226.31              277.03               232.62
Standard & Poors 500           100.00             117.01              156.07              200.38               241.03
Insurance (Life)               100.00             126.97              217.30              357.31               331.96

Assumes $100 invested at the open of trading (July 19, 1996) in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500 and the Value Line Insurance (Life) Index.

*Cumulative total return assumes reinvestment of dividends.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

Source: Value Line, Inc.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ORGANIZATION OF THE COMPANY

        FBL Financial Group, Inc., incorporated as an Iowa corporation in 1993, is a holding company. Through our life insurance subsidiaries, we currently market individual life insurance policies and annuity contracts to Farm Bureau members and other individuals and businesses in 14 midwestern and western states. We also market variable universal life and variable annuity products in other states through alliances with non-affiliated Farm Bureau insurance companies, other non-Farm Bureau life insurance companies and a regional broker-dealer. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to four Farm Bureau affiliated property-casualty companies.

CAPITAL, INVESTMENT AND LOAN TRANSACTIONS

        On March 31, 1998 we sold our wholly-owned subsidiary, Utah Farm Bureau Insurance Company (Utah Insurance), to Farm Bureau Mutual. During 1999, we recorded a gain on the sale totaling $1,385,000, net of related income taxes, in connection with an earn-out provision included in the underlying sales agreement. We may earn additional consideration during each of the three years in the period ended December 31, 2002 in accordance with the earn-out provision. Under the earn-out arrangement, we and Farm Bureau Mutual share equally in the dollar amount by which the incurred losses on Utah Insurance's direct business, net of reinsurance ceded, is less than the incurred losses assumed in the valuation model used to derive the initial acquisition price. The earn-out calculation is performed and any settlement (subject to a maximum of $2,000,000 per year, before taxes) is made on a calendar year basis. We have not accrued any contingent consideration for the three year period ending December 31, 2002 as such amounts, if any, cannot be reasonably estimated as of December 31, 1999.

        We have a $12,000,000 line of credit with Farm Bureau Mutual in the form of a revolving demand note. Borrowings on the note, which totaled $11,694,000 at December 31, 1999, are being used to acquire assets that are leased to certain affiliates, including Farm Bureau Mutual. Interest is payable at a rate equal to the prime rate of a national bank (8.50% at December 31, 1999). Rental income from the related leases includes a provision for interest on the carrying value of the assets.

MANAGEMENT AND MARKETING AGREEMENTS

        We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums and premium equivalents collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 1999 totaled $581,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 1999 we incurred related expenses totaling $491,000.

        We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee equal to approximately 33% of commissions on first year life insurance premiums and annuity deposits. In addition, we pay a service fee to the property-casualty companies operating in certain states equal to 30% of commissions on renewal premiums. We paid $3,089,000 to Farm Bureau Mutual under these arrangements during 1999.

SHAREHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

        All of our Class B Common Stock is owned by Farm Bureau organizations. As holders of all of the Class B Common Stock of the Company, these organizations have entered into the Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock (Shareholders' Agreement).

        The Shareholders' Agreement provides that the holders of the Class B Common Stock will vote for the election, as Class B Directors of the Company, of
(i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B Common Stock and (ii) the Chief Executive Officer of the Company and two additional officers of the Company nominated by the Chairman of the Board. The Shareholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B Common Stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B Common Stock), the Class B Common Shareholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

        In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B Common Stock may request a special meeting of the Class B Common Shareholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

        The holders of Class B Common Stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Shareholders' Agreement causes the Class B Common Stock so transferred to automatically be converted to Class A Common Stock.

        The holders of 90% of the Class B Common Stock, together with the Company, may amend the Shareholders' Agreement.

RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

        American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

        American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto, incurred royalty expense of $865,000 for the year ended December 31, 1999. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,023,000. Royalty payments in 1999 in excess of $60,000 were made to Farm Bureau organizations in Colorado ($62,000), Idaho ($94,000), Minnesota ($153,000), Nebraska ($116,000), North Dakota ($60,000), Oklahoma ($126,000),
Utah ($65,000), Wisconsin ($132,000) and Wyoming ($64,000).

OTHER SERVICES, TRANSACTIONS AND GUARANTEES

        We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $2,298,000 for 1999. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of home office properties for common stock that took place on March 31, 1998.

        We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including our two largest shareholders, the Iowa Farm Bureau Federation and Farm Bureau Mutual. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

        Farm Bureau Life owns aircraft that are available for use by our affiliates. In 1999, Farm Bureau Mutual paid us approximately $380,000 for use of such aircraft.

        Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 1999, the Iowa Farm Bureau Federation paid approximately $604,000 and Farm Bureau Mutual paid approximately $7,292,000 for such leasing services.

        Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $348,000 for such services in 1999.

        Farm Bureau Mutual will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 1999 under this arrangement totaled $2,363,000.

        In connection with an investment in a limited real estate partnership, we have agreed to pay any cash flow deficiencies of a medium-sized shopping center owned by the partnership through January 1, 2001. At December 31, 1999, we recorded a $371,000 reserve for expected future cash flow deficiencies. At December 31, 1999, the limited partnership had a $5,258,000 mortgage loan, secured by the shopping center, with Farm Bureau Mutual.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that, during 1999, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them with the following exceptions: Former officers Thomas R. Gibson and Richard D. Harris were each late in filing one report of a purchase of securities.

                                   APPENDIX A
             PROPOSED AMENDED AND RESTATED SECTION 11 OF 1996 STOCK
                                   OPTION PLAN

11. Non-Employee Director Options. Notwithstanding any of the other provisions of the Plan to the contrary, the provisions of this Section 11 shall apply only to grants of Options to Non-Employee Directors. Except as set forth in this
Section 11, the other provisions of the Plan shall apply to grants of Options to Non-Employee Directors to the extent not inconsistent with this Section. For purposes of interpreting Section 6 of this Plan, a Non-Employee Director's service as a member of the Board of Directors of the Company or of a First Tier Subsidiary shall be deemed to be employment with the Company or its Subsidiaries.

                (a) General. Non-Employee Directors shall receive Nonqualified Stock Options in accordance with this Section 11 and may not be granted Stock Appreciation Rights or Incentive Stock Options under this Plan. The purchase price per Share purchasable under Options granted to Non-Employee Directors shall be the Fair Market Value of a Share on the date of grant. No Agreement with any Non-Employee Director may alter the provisions of this Section and no Option granted to a Non-Employee director may be subject to a discretionary acceleration of exercisability.

                (b) Annual Grants to Non-Employee Directors. Each Non-Employee Director and each Non-Employee Director of a First Tier Subsidiary will, without action by the Committee, annually be granted automatically an Option to purchase 1,000 Shares. The grants shall be made on May 16, 2000 and on January 15 of each year thereafter, to all such directors in office on each such date (except that no May 16, 2000 grant shall be made to a director who has received a grant at any earlier date in
        2000).

                (c) Vesting. Each Option granted to Non-Employee Directors shall be immediately exercisable as to all of the Shares covered by the Option. Sections 6(d) and 6(f) of this Plan shall not apply to Options granted to Non-Employee Directors.

                (d) Duration. Subject to the immediately following sentence, each Option granted to a Non-Employee Director shall be for a term of 10 years. Upon the cessation of a Non-Employee Director's membership on the Board for any reason, Options granted to such Non-Employee Director shall expire upon the earlier of (i) three (3) years from the date of such cessation of Board membership or (ii) expiration of the term of the Option. The Committee may not provide for an extended exercise period beyond the periods set forth in this Section 11(d).

                (e) Declining Awards. Notwithstanding any automatic grant of an Award to a Non-Employee Director under this Section 11, a Non-Employee Director may elect, at any time before the automatic Award would otherwise be made, to decline an automatic Award under this Plan or to revoke a previous election to decline an automatic grant of an Award. A Non-Employee Director who elects to decline the automatic grant of an Award under this Plan shall receive nothing in lieu of such Award (either at the time of such election or at any time thereafter).

FBL Financial Group, Inc.

March 24, 2000

Dear Shareholder:

        The annual meeting of Shareholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Tuesday, May 16, 2000. At the meeting Class A Shareholders will elect three directors, Class B Shareholders will elect 18 directors, and the shareholders will act on proposals to amend the 1996 Stock Option Plan and to ratify the selection of Ernst & Young LLP as independent auditors.

        It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




                            (Detach Proxy Form Here)

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.







                                     Dated _____________________________, 2000


                                     -----------------------------------------


                                     -----------------------------------------
                                     Please sign name or names as appearing on this proxy. If signing as a representative, please indicate capacity.

                            (Detach Proxy Form Here)

--------------------------------------------------------------------------------
PROXY
CLASS A COMMON SHAREHOLDERS

                            FBL FINANCIAL GROUP, INC.
                           ANNUAL MEETING MAY 16, 2000
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

        The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Edward M. Wiederstein and William J. Oddy, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 16, 2000, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.  Election of Class A Directors:
|_| FOR all nominees listed below             |_| WITHHOLD AUTHORITY to vote for
(except as marked to the contrary             all nominees listed below
below)

                Jerry L. Chicoine, John W. Creer, John E. Walker
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

--------------------------------------------------------------------------------

2. Proposal to amend the 1996 Stock Option Plan to allow the annual grant of a stock option for 1,000 shares to each non-employee director of the Company and
of its first tier subsidiaries:  |_| FOR       |_| AGAINST        |_| ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as independent
auditors for the Company:        |_| FOR       |_| AGAINST        |_| ABSTAIN

4. On any other matter that may be submitted to a vote of shareholders. (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)